Exhibit 10.21.1

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (the “Severance Agreement Amendment”) is made this 14th day of January 2011 by and among BioHorizons Implant Systems, Inc., its parent BioHorizons, Inc. (together, the “Company”), and J. Todd Strong (the “Employee”).

WHEREAS, the parties previously entered into a Severance Agreement effective August 30, 2010 (the “Severance Agreement”);

WHEREAS, the parties now desire to amend certain terms and conditions of the Severance Agreement by executing this Severance Agreement Amendment, which, upon execution, shall amend the Severance Agreement as described below.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.             Subsection 1.1 of Section 1 of the Severance Agreement is hereby deleted and replaced in its entirety by the following paragraph:

1.1          In the event that the Company terminates the Employee’s employment other than for “Cause” as defined in Section 1.2, or the Employee resigns for “Good Reason” as defined in Section 1.3 (regardless of whether such termination or resignation, as applicable, occurs in the context of a “change in control” of the Company), the Employee executes and does not revoke a full release of claims (the “Release”) in the form and of a scope reasonably acceptable to the Company within sixty (60) days following the effective date of the termination (the “Termination Date”), the Release becomes binding and irrevocable at that time, and the Employee does not breach any provision of this Agreement, the Company shall, commencing on the sixtieth (60th) day following the Termination Date: (a) pay to the Employee the Employee’s then-current base salary for a period of nine (9) months in accordance with the Company’s regular payroll practices; (b) if the Employee exercises his right under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to continue participation in the Company’s health insurance plan, the Company shall pay its normal share of the costs for such coverage for a period of nine (9) months (retroactive to the Termination Date) to the same extent that such insurance is provided to persons then currently employed by the Company (the Employee’s co-pay, if any, shall be deducted from the payments described in subsection (a) or, if no such payments remain to be paid, shall be paid directly to the Company within seven (7) days of receipt of notice of such payment due); and (c) pay to the Employee an amount equal to 100% of his target annual bonus for the year in which the termination occurs, prorated by multiplying such target annual bonus by the number of full or partial weeks the Employee was employed during such fiscal year divided by 52.

2.             Remaining Terms in Full Force and Effect.  The provisions of the Severance Agreement (and any agreements and/or agreement provisions specifically referenced as surviving therein), including those modified herein, shall remain in full force and effect pursuant to their terms.  The parties specifically acknowledge and agree that this Severance Agreement Amendment shall not impact the Employee’s non-disclosure, non-competition and non-solicitation obligations to the Company under Section 3 of the Severance Agreement or the parties’ at-will employment relationship as described in Section 6 of the Severance Agreement, which provisions shall remain in full force and effect according to their terms.

3.             Proper Modification. The parties acknowledge and agree that this Severance Agreement Amendment constitutes a proper amendment to the Severance Agreement by written instrument executed by both the Company and the Employee under Section 11of the Severance Agreement.

4.             Waiver.  The Employee agrees that neither this Severance Agreement Amendment nor the parties’ performance hereunder constitutes “Good Reason” under any agreement between the Employee and the Company (including Section 1.3 of the Severance Agreement) or any Company policy or plan applicable to the Employee, and the Employee waives and releases his right to claim that this Severance Agreement Amendment or the parties’ performance hereunder constitutes “Good Reason” under any such agreement, policy or plan.

5.             Knowing and Voluntary Execution.  By signing this Severance Agreement Amendment, each party acknowledges that it has been afforded sufficient time to understand its terms, that its agreement herein is made voluntarily and knowingly, and that neither the other party nor the other party’s representatives have made any representations inconsistent with its terms.

6.             Counterparts.  This Severance Agreement Amendment may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.  For all purposes a signature by fax shall be treated as an original.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Severance Agreement Amendment as of the day and year set forth below.

Employee:	BioHorizons, Inc.:

/s/ J. Todd Strong	/s/ Andrea G. McCaskey
Name: J. Todd Strong	Andrea G. McCaskey
Vice-President, Human Resources

January 14, 2011	January 14, 2011
Date	Date

BioHorizons Implant Systems, Inc.:

/s/ Andrea G. McCaskey
Andrea G. McCaskey
Vice-President, Human Resources

January 14, 2011
Date